Pricing Supplement No. 25 Dated: October 2, 2006	Filed pursuant to Rule 424(b)(2)
(To Prospectus Dated August 22, 2005, and Prospectus Supplement dated August 22, 2005) This Pricing Supplement consists of 3 pages.	File No. 333-126757

Protective Life Insurance Company Sponsor and Depositor Callable InterNotes® Issued Through Protective Life Secured Trust 2006-19

1. The Notes

Trade Date: 10/02/2006 Original Issue Date: 10/05/2006 Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE
74367CDZ5	$20,012,000	100%	2.5000%	$19,511,700.00	6.000%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO
SEMI-ANNUAL	10/15/2026	YES	YES	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.
NO	GA-6095

Terms of Survivor's Option:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Optional Redemption Terms:
Optional Redemption Dates: 10/15/2010 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Optional Repayment Terms: Not Applicable.
Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Form of trust: [X] Delaware statutory trust [ ] Delaware common law trust
Trust Expiration Date: 10/15/2027
Special Tax Considerations: Not Applicable.
Rating of Notes: S&P AA Moody's Aa3
Securities Exchange Listing: [X] No [ ] Yes, Name of Exchange:______________
Additional Terms: Not Applicable.
Agents:
Banc of America Securities LLC
Incapital LLC
A.G. Edwards & Sons, Inc.
Bear, Stearns & Co. Inc.
Charles Schwab & Co., Inc.
Citigroup
Edward D. Jones & Co., L.P.
Fidelity Capital Markets, A Division of National Financial Services LLC
Merrill Lynch & Co.
Morgan Stanley
Raymond James
RBC Dain Rauscher, Inc.
UBS Securities LLC
Wachovia Securities

2. The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company
Deposit Amount: $20,012,015
Effective Date: 10/05/2006
Interest Rate: 6.000%
Interest Payment Frequency: SEMI-ANNUAL
Stated Maturity Date: 10/15/2026
Survivor's Option: [X] Yes [ ] No
If yes:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Redemption: [X] Yes [ ] No
Early Redemption Dates: 10/15/2010 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Repayment: [ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Rating of Funding Agreement: S&P AA Moody's Aa3
Additional Terms: Not Applicable.

3. Other Information

Rating of Program: S&P AA Moody's Aa3

Protective Life Insurance Company Insurer Financial Strength Rating: S&P AA Moody's Aa3

Protective Securities, a division of ProEquities, Inc. and an affiliate of Protective Life Insurance Company, is acting as an agent in connection with this offering.